                                                                   EXHIBIT 12.12


             Coral Reserves 1996 Institutional Limited Partnership
               Calculation of Ratio of Earnings to Fixed Charges

                                                                                           Three months ended
                                             Years ended December 31,                           March 31,
                                             ------------------------                           ---------
                                 1995       1996       1997        1998       1999           1999       2000
                                 ----       ----       ----        ----       ----           ----       ----
Earnings
--------
Pre-tax Income                     260    258,014      490,496    (86,707)   692,654        155,094    193,314
Add: Interest Expense                -          -            -          -    117,776              -     42,661
                               -------    -------    ---------    -------    -------        -------    -------
                                   260    258,014      490,496    (86,707)   810,430        155,094    235,975


Fixed Charges
-------------
Interest Expense                    -          -            -          -     117,776              -     42,661
                               -------    -------    ---------    -------    -------        -------    -------


Ratio of earnings to
     fixed charges                  (1)        (1)          (1)        (1)     6.9:1             (1)     5.5:1



(1) Not applicable since CR96-I incurred no interest expense or other fixed charges.